EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in the Annual Report of Interact Holdings Group, Inc. on Form 10-KSB of our report dated April 2, 2008 on our audits of the financial statements of Interact Holdings Group, Inc. as of December 31, 2007 and for the two years then ended, which reports are incorporated in the Form 10-KSB.

/s/ Gruber & Company, LLC
Lake Saint Louis, Missouri 63367
April 16, 2008